Credit Suisse Institutional U.S. Core Equity Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended February 28, 2003


Portfolio:               Credit Suisse Institutional U.S. Core Equity Fund
Fund


Security:           Consolidated Edison Co.


Date Purchased:               12/12/02


Price Per Share:         $99.82


Shares Purchased
by the Portfolio *:      785


Total Principal Purchased
by the Portfolio *:      $78,359


% of Offering Purchased
by the Portfolio:        0.15700%


Broker:                  Salomon Smith Barney


Member:                  CS First Boston


Security:           Metlife, Inc.

Date Purchased:               2/14/03


Price Per Share:         $103.006


Shares Purchased
by the Portfolio *:      865


Total Principal Purchased
by the Portfolio *:      $89,100


% of Offering Purchased
by the Portfolio:        0.20124%


Broker:                  Goldman Sachs & Co.


Member:                  CS First Boston